Exhibit 3.1

AVITA THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Avita Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending its Certificate of Incorporation, hereby certifies as follows:

FIRST: That by resolution of the Board of Directors of the Corporation setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, the Board of Directors declared said amendment to be advisable and authorized, approved and adopted said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Section 1.01 of Article 1 of the Certificate of Incorporation shall be amended in its entirety to read as follows:

“SECTION 1.01 Name. The name of the Corporation is “AVITA Medical, Inc.” (the “Corporation”).”

SECOND: That said amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted pursuant to the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 25th day of November, 2020.

AVITA THERAPEUTICS, INC.

By:	/s/ Donna Shiroma
Name:	Donna Shiroma
Title:	Corporate Secretary